Exhibit 10.6

Executive Employment Agreement

Amendment No. 1

Dated as of

December 31, 2012

THIS AMENDMENT NO. 1 (the “Amendment”) dated as of December 31, 2012 amends the Executive Employment Agreement (the “Agreement”), by and between Stephen C. Green (“Executive”), The Jacksonville Bank (the “Bank”) and the Bank’s parent corporation Jacksonville Bancorp, Inc. (the “Company”) dated as of July 30, 2012.

The parties to the Agreement believe it is in their respective best interests to amend the equity awards granted to Executive in light of the offering and to strengthen the Company and the Bank while maintaining significant equity incentives to Executive to successfully complete the recapitalization of the Company and the Bank through the sale of Company preferred stock and the conversion of such shares into Company voting and nonvoting common stock.

NOW THEREFORE, in consideration of the premises, and other good and valuable consideration, the receipt of which is acknowledged, the parties, intending to be legally bound, agree to amend the Agreement as follows:

1. Equity Award. Section 3(a)(iii) is amended to read in its entirety as follows:

“The Company is offering at least $50.0 million (the “Offering”) of Company Series A Mandatorily Convertible, Noncumulative, Nonvoting, Perpetual Preferred Stock (“Preferred Stock”) convertible into Company voting common stock, par value $.01 per share (“Common Stock”), and Company nonvoting common stock, par value $.01 per share (“Nonvoting Common Stock”), to recapitalize the Company (the “Recapitalization”). The Executive shall be granted an award of options to purchase shares of Common Stock (the “Equity Award”) equal to 2.0% of the aggregate number of new shares of Common Stock and Nonvoting Common Stock issued in the conversion (the “Conversion”) of Preferred Stock into Common Stock and Nonvoting Common Stock and upon the satisfaction of the other conditions precedent set forth in the immediately following paragraph. The Equity Award shall have an exercise price per share equal to the “fair market value” (as defined in the Internal Revenue Service’s regulations promulgated pursuant to Internal Revenue Code Section 409A) at the Date of Grant (as defined below). The Equity Award shall be pursuant and subject to the 2008 Amendment and Restatement of the Jacksonville Bancorp, Inc. 2006 Stock Incentive Plan (the “Plan”).

The Equity Award will be made subject further to action (“Compensation Committee Action”) by the Compensation Committee within five business days following the satisfaction or occurrence of all the following conditions precedent: (i) the prior sale of at least the Minimum Offering (without taking into account any equity awards by the Company to officers, directors or employees), (ii) the completion of the

Conversion whereupon voting Common Stock is the predominant form of the Company’s equity capital, (iii) the receipt of any required regulatory approvals and compliance with any regulatory restrictions imposed by federal or state banking authorities, and (iv) receipt of all Shareholder Approvals (as defined in the Amended and Restated Stock Purchase Agreement dated as of December 31, 2012 (the “Stock Purchase Agreement”), including the approval of an amendment to the Plan to, among other things, add shares of voting Common Stock under the Plan sufficient to grant the Equity Award. The date of the Compensation Committee Action shall be the date of grant of the Equity Award (the “Date of Grant”).

The Equity Award shall vest 40% immediately upon the Date of Grant; 20% upon the first anniversary of the Date of Grant; and 40% upon the second anniversary of the Date of Grant.”

2. Certain Termination Benefits. Subsections 5(a)-(c) are amended to read in their entirety as follows:

“(a) Death. Upon Executive’s death, the Bank shall pay Executive’s Base Salary through the date of Executive’s death as well as any other compensation to which Executive has earned and is then entitled to as provided herein.

(b) Permanent Disability. In the event Executive becomes permanently disabled and is terminated pursuant to Section 4(a), the Bank shall pay to Executive the Base Salary through the Termination Date, provided that such payments shall be reduced by any amounts received by Executive under the Bank’s long term disability plan or from any other collateral source payable due to disability including, without limitation, Social Security benefits.

(c) Termination.

(i) By Executive. If Executive’s employment is terminated by Executive pursuant to and in accordance with Section 4(d) for breach of this Agreement by the Company and/or the Bank or Section 4(e) for a change in position or duties, whether or not following a Change in Control, the Bank (or its successor) shall continue to pay to Executive or his estate or beneficiaries, his Base Salary, in equal installments in accordance with the Bank’s standard payroll practices, for a period of 18 months following the Termination Date, and all Equity Awards held by the Executive that are not otherwise vested as of the Termination Date shall be immediately vested.

(ii) Death or Permanent Disability. Upon the death or disability of Executive, the Bank (or its successor) shall continue to pay to Executive or his estate or beneficiaries, his Base Salary, in equal installments in accordance with the Bank’s standard payroll practices, for a period of 18 months following the Termination Date, and all Equity Awards held by the Executive, that are not vested as of the Termination Date shall be immediately forfeited and shall no longer represent any right to purchase or acquire any shares of Common Stock covered thereby.

(iii) By the Company or Bank. If Executive’s employment is terminated by the Company or the Bank pursuant to Section 4(b) for cause or for any reason pursuant to Section 4(f) (performance), the Bank (or its successor) shall pay Executive a total of his Base Salary, in equal installments in accordance with the Bank’s standard payroll practices, for a period of 18 months following the Termination Date. In addition, all Equity Awards held by the Executive that are not otherwise vested as of the Termination Date shall be immediately forfeited and shall no longer represent any right to purchase or acquire shares of Common Stock covered thereby.

(iv) Other Termination. In the event termination is for any reason other than as described in Sections 5(c)(i)-(iii), the Bank shall pay Executive his Base Salary through the Termination Date and no other compensation or benefits shall be paid to Executive hereunder; provided, however, that nothing herein shall be deemed to limit his rights under any other benefit, retirement or pension plan of the Bank or the Company that are fully vested as of the Termination Date, and the terms of those plans, programs or arrangements shall govern. No Equity Award shall be vested upon Termination of Executive inconsistent with this Agreement.”

3. Other Provisions.

(a)	This Amendment may be executed in two (2) or more identical counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. It may be modified or terminated only by a writing signed by the party against whom enforcement of any waiver, change, modification, extension, discharge or termination is sought. Signatures made by fax or electronically shall have the same force and effect as manually executed originals.

(b)	The Agreement, as amended by this Amendment, represents the entire understanding and agreement among the parties and supersedes any prior agreements or understandings with respect to the subject matter hereof. It is intended and agreed that the Company, the Bank and its direct and indirect subsidiaries are express beneficiaries of this Agreement and may enforce the provisions hereof to the same extent as the Bank. Except as amended hereby the Agreement shall remain in full force and effect unmodified.

(c)	This Amendment shall be governed by, and construed in accordance with, the laws of the State of Florida.

[Signatures on following page]

The parties are signing this Amendment as of the day and year first above written.

EXECUTIVE

/s/ Stephen C. Green
Stephen C. Green

THE JACKSONVILLE BANK

By:	/s/ Margaret A. Incandela
Name: Margaret A. Incandela
Executive Vice President

JACKSONVILLE BANCORP, INC.

By:	/s/ Gary L. Winfield, M.D.
Name: Gary L. Winfield, M.D.
Chairman of the Board of Directors

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